CEL-SCI CORPORATION
                              8229 Boone Blvd. #802
                                Vienna, VA 22182
                                 (703) 506-9460


                                February 21, 2020


Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

      Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-1 File No. 333-233379


     CEL-SCI Corporation (the "Company") requests that the request for the withdrawal of the above-captioned Post-Effective Amendment No. 1 to registration statement 333-233379 be withdrawn. The reason for this request is that the previously filed request for withdrawal needed to be signed by the Company.

     No securities were sold by means of the Post-Effective Amendment No. 1 to the registration statement.

                                        Very Truly Yours,

                                        CEL-SCI CORPORATION


                                        /s/ Geert R. Kersten

                                        Geert R. Kersten
                                         Chief Executive Officer